Exhibit 4.1

NOTATION OF GUARANTEE

For value received, Sanofi, a French société anonyme and the direct parent (the “Parent,” which term includes any successor Person under the Indenture (as defined below)) of Genzyme Corporation, a Massachusetts corporation (the “Company”), (i) to the extent set forth in the Indenture, dated as of June 17, 2010 (the “Base Indenture”), between the Company and the Trustee, as amended and supplemented, including by a First Supplemental Indenture thereto, dated as of June 17, 2010 (the “First Supplemental Indenture”), a Guarantee and Second Supplemental Indenture thereto, dated as of December 28, 2010 (the “Second Supplemental Indenture”), and a Guarantee and Third Supplemental Indenture thereto, dated as of              , 2011 (the “Third Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), pursuant to which the Company has issued $500,000,000 aggregate principal amount of its 3.625% Senior Notes due 2015 (the “Five-Year Notes”) and $500,000,000 aggregate principal amount of its 5.000% Senior Notes due 2020 (the “Ten-Year Notes” and, collectively with the Five-Year Notes, the “Notes”) and (ii) subject to the provisions in the Indenture, has irrevocably guaranteed (a) the due and punctual payment of the principal of, and interest (and premium, if any), on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and the full and punctual performance within applicable grace periods of all other monetary obligations of the Company due and payable under the Indenture and the Notes. The obligations of the Parent to the Holders of Notes and to the Trustee pursuant to the Sanofi Guarantee and the Indenture are expressly set forth in the Third Supplemental Indenture and reference is hereby made to the Third Supplemental Indenture for the precise terms of the Sanofi Guarantee. Capitalized terms defined in the Indenture and used (but not otherwise defined) herein are used herein as so defined.

SANOFI

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